Exhibit 10.26

Date  Friday 8th September 2006
Licence Agreement - LA

Agreement between

GreenGas NGV (Asia) Limited of 11fl, Kian Gwan Building ‘B’, 138-152 Wireless Road, Lumpinee, Patumwan, Bangkok, 10330, Thailand

and

PS Natural Gas Co Ltd of 199 Soi Lardprao 23 Rd., Jankasem, Jatujak, Bangkok 10900

This Agreement is made on Friday 8th September 2006

Between

GreenGas NGV (Asia) Limited – (the “Company”)

and

PS Natural Gas Co Ltd – (the ”Licensee”)

Recitals:

A.
The Company is the legal representative and/or licensed owner of trademarks, patents, trade secrets, copyrights, processes, know-how, registered designs and other intellectual property in Thailand for the  “HYBRID DIESEL AND NATURAL GAS DUAL-FUEL DELIVERY SYSTEM- (HFS)” (hereinafter the “Product”).

The name “HYBRID DIESEL AND NATURAL GAS DUAL-FUEL DELIVERY SYSTEM” will be registered in Thailand in both English and Thai Languages.

B.	The Company has agreed to grant to the Licensee a licence to use and exploit the Product.

Operative Provisions:

1.	INTERPRETATION

1.1	Definitions

“Product” means the “HYBRID DIESEL AND NATURAL GAS DUAL-FUEL DELIVERY SYSTEM- (HFS)”, as designed, patented and registered by “United States Energy Initiatives Inc” (HFS) to the Company for licensing in Thailand.

“Term” means the period of time during which this Agreement Is In force as provided for in Clause 14.1.

“Territory” means all jurisdictions known as the Kingdom of Thailand and all territories associated with the Kingdom of Thailand.

2.	Grant of Licence

2.1	Licence granted by the Company

During the Term, the Company grants to the Licensee:

(a)	An exclusive licence of the Company’s technology to market and sell the Product in the Territory; and

(b)
An exclusive right and licence to use the technology for installation into vehicles for which the product has been developed in conjunction with the marketing strategy of the Licensee. This includes the development of engines independently developed by the Company and for which the Licensee is able to use in its sales product portfolio.

(c)	The license will cover the following vehicles:-
•	Buses – shuttle single decker
•	Buses – mini bus and school buses operating on diesel
•	Buses – double decker
•	Buses – single decker (doubles)
•	Buses – long distance VIP buses

(d)	The license will cover the following activities:-
•	Sales and marketing of the USEI/HFS technology for converting the above bus profiles
•	Installation of kits and tanks to the bus
•	Training of the Licensee’s engineers
•	After-market service and customer support
•	Warranty administration

(e)	The types of conversion covered by the license are as specified below
•	Dual fuel conversion systems – retrofits on secondhand vehicles
a.	Both in and out of warranty
•	Conversions for OEM fitting at factory – the specified product only, where applicable
•	Spare parts and service inventory

3.           Consideration

3.1           Licence fees

(a)
In consideration of the grant of the licences contained inn this Agreement, the Licensee will pay to the Company the sum of Baht 11,400,000 (eleven million four hundred thousand baht, equal to US$ 300,000.00) which shall be payable according to the schedule set out in Schedule 1 on the signing hereof.

(b)
In consideration of the payment of fees, the Company will warrant and guarantee the return of the fees at any time in the due payment schedule if any of the following shall occur and prevent the conclusion of the Agreement:

i.
If the initial engine supplied to the Company shall not be completed and the Company acknowledges that it cannot develop a suitable conversion system for the Mercedes 422, and then the first payment shall be returned.

a. If 3.1.b.i is applicable then the Company shall be liable for the shipping of the engine back to the Licensee.

b. If 3.1.b.i is applicable then the engine will be returned to the Licensee in its original diesel operating mode

ii. If on completion of the engine development and its arrival back in the Territory, it does not meet the certification requirements of the local authorities, then the second payment shall not be due and the initial payment shall be returned until certification is attained. The certification period shall be considered as 60 days from the commencement of the trials. See Schedule 1 as relevant to this Clause.

iii. All payments made to the Company that are in advance of any performance required by the Company shall be accompanied by a bank reference from the Company to the Licensee until such performance has been attained.

iv. All fee payments shall be due exclusive of VAT and any other taxes at the appropriate rate prevailing at the time of payment.

4.           Consideration (Royalty - Product)

4.1           Royalty Rates and Payments

1.	The Company will receive a royalty fee of 10% per unit based on the CIF cost price of the technology as supplied to the Licensee by the Company for the base minimum volumes underwritten by Licensee.

2.	Royalty payments for sales of kits above the minimum base volumes will reduce to 7% of the CIF cost price of the technology as supplied to Licensee by the Company.

3.
Royalty payments will be settled quarterly in arrears, with an adjustment at year end where rebates to the Licensee are due. The payment shall be due 7 working days after receipt of the invoice for the royalties due.

4.	All payments will be exclusive of VAT and any other taxes at the appropriate rate prevailing at the time of payment.

5.	Interest will accrue at a rate of 5.00% above the prevailing MLR, after this payment date.

4.2           Currency for Royalties

All royalties payable to the Company will be calculated in Thai baht in respect to all purchases of Product made during each quarter of each year of the Term.

4.3           Alternative currency for payment

If at any time payment of royalties in Thai Baht is precluded by any governmental action or intervention, payment may be made in US$ or other currency as the Company and the Licensee agree in writing.

4.4           Withholding Taxes

If the Licensee or any licensed party is legally obligated to deduct or withhold any tax from any royalty payment to be made to the Company hereunder, the Licensee will on request provide the Company with receipts and other evidence from relevant revenue authorities which may be required by the Company for its own tax affairs.

5.           The Company Warrants

The Company represents and warrants that:

(A)	To secure the exclusivity of the licence for bus sales, and conversions in Thailand the Company will endorse and guarantee to the Licensee:

(i)	Exclusivity for all bus industry alternative fuels conversion activities for the bus industry in Thailand;

(ii)
All sales leads obtained by the Company will be provided to the Licensee for sales processing. There will be no exceptions to this procedure unless the Licensee requests that alternative conversion capacity is necessary to meet the client’s order.

(B)
It is duly authorised to represent and bind that it is the sole and exclusive legal and beneficial owner or the exclusive licensee of the entire right, title and interest in the licensed technology; and

(C)	It has the right and power to grant the rights and licences granted in this Agreement in particular the licence In respect of the background technology.

(D)	To the best of its knowledge (after due enquiry) it has not infringed any right of any other person by the grant of the licences under this Agreement.

•	The Company will meet in full the cost of developing all kits for specific bus engines submitted to the Company and that are necessary for the Licensee to fulfill their contracted volumes.

(E)           The license in this Agreement shall be on an exclusive basis for both parties.
(i)	The Company will not seek to provide similar technology to the bus industry in Thailand outside of the agreed framework with the Licensee unless subject to the prior agreement of the Licensee.

(F)           The Company will provide to the Licensee the following services;

a.	Management support through the ‘Partnership Manager’
b.	All kit purchases will be directly from the Company. All pricing changes will be advised 60 days in advance of such occurrence, and not more than 4 (four) times per annum
c.	Training in all areas of engineering and after market-servicing
i.	Training is for the cost of the Company.
ii.	As many trainees as are employees of the Licensee can attend a programme for the first 6 months in 3 separate sessions.
iii.
From these sessions the Licensee will appoint persons who will then become in-house trainers for the Licensee.  If trained staff leaves the Licensee then the Licensee trainer will conduct further courses as necessary, at the Licensee’s expense.

iv.	The Company is responsible for all training materials in English and Thai.
v.	The Company is responsible for all training programmes, and materials updates. This includes all manuals for installation, service and owners’ manuals.
d.	Public relations.
e.	Advertising programmes and materials.
f.	Promotional materials and trade show presence.
i.
The Company will support with literature, promotional material and other expense subject to discussions with the Licensee. The Company expects to be a major partner on all events, and will contribute accordingly.

g.	All necessary manuals for installation of kits and tanks.
h.	Manuals for maintenance and servicing.
i.	Warranty administration – with a registration of warranty condition and guarantee.
i.	There are different warranty conditions
i.	New OEM buses
1.	200,000 kms or 2 years, whichever is reached first
ii.	Buses still in OEM warranty period
1.	The Company will match the remaining warranty on the OEM warranty or iii below if this warranty option is longer than the remaining period from the OEM
iii.	Buses out of warranty and accepted for conversion

1.	100,000 kms or I year, unless the owner wants to extend.
ii.	The warranty administration is attached in the schedules. A copy is attached here for review. It is a process schedule.
iii.	The Licensee will do the work and charge the Company for the work done.
iv.	The Company is responsible for all claims administration and for the payment of the all the Licensee costs. There is no cost whatsoever to the Licensee.
v.	If a warranty claim is found to be caused by a faulty installation, then the Licensee will be responsible for all costs associated with this remedy.
j.	A fully staffed help desk will be provided by the Company to support the customer service capability of the Licensee, see Schedule 8.
i.	The Company is developing a call-centre incorporating a GPS and online system. The Company anticipates this to be complete by the end of the fourth quarter 2006.
ii.	The call centre will operate test runs as part of the demonstration exercise of the first engine developed and trialled in November-December 2006.
k.	Parts inventory delivered to the Licensee will be to mutually agreed schedules as are determined by regular meetings between the Company and the Licensee.
l.	The Company will establish a reporting system for all ‘kit’ purchasing procedures, as well as a meetings schedule for both parties to enable efficient management of the project to proceed.

(G)	Both parties will work jointly in a concerted manner to develop effective sales and marketing programmes.

a.	The Licensee is the arbiter in the marketing strategy, and shall make use of the input of the Company as requested and as provided from time to time.
b.
Where the Company introduces an independently sourced client that provides an order to convert their buses, then a sales commission of baht 16,000 per vehicle will be paid to the Company on completion of the conversion.

(i)	This shall only apply to those introductions made in the first year for the licence.
(ii)	Payment shall only be due for commission when full receipt of the conversion has been received by the Licensee.

c.	It is the responsibility of the parties to jointly organize and promote the product and its attributes.
i.	The Company will provide all technical materials as reasonably requested by the Licensee.
ii.	The Company will participate in all trade and industry events as reasonably requested by the Licensee.

6.           Licence Volumes and Pricing

(A)Volumes

(i)	This licence is based on a minimum sales volume over 5 years underwritten by the Licensee of 10,000 bus conversions with annual targets as detailed below. A quarterly breakdown is shown in Schedule 3.

The number of kits ordered and delivered shall the basis of the volume targets. The commencement for analysis purposes will be the date on which the approval certificate is received from the Thai regulatory authorities and provided to the Licensee.

· Yr One	500
· Yr Two	1,800
· Yr Three	2,400
· Yr Four	2,500
· Yr Five	2,800
TOTAL	10,000 units for the 5-year period.

(ii)
In the event that the Licensee does not meet the quarterly volume schedule, and has not advised the Company of the anticipated shortfall in product purchase, then the minimum royalty due for that quarter will be due.

(iii)
In the event that the Licensee has advised of market circumstances that are likely to cause minimum volume purchases to be short of the scheduled volumes, then the Company will allow for the shortfall to be carried over to the subsequent quarter volume requirements.

(iv)	At the end of the year in question, the actual volume purchased in the relevant time period, shall be taken as the definitive volume for royalty payments purposes.

(v)	If the actual scheduled volumes are exceeded then the royalty on the excess volumes will be reduced to 7.00% (seven per cent).

(vi)	If the scheduled volume is not met then the actual number of units over the annual schedule period, will be used for the royalty payment due.

(vii)	No carry over from year to year will be allowed without the written agreement of the Company.

(B)	Pricing
The Company will supply the HFS kits at an agreed pricing schedule to the Licensee.

A schedule of recommended retail pricing (less the cost of tanks and installation) is detailed in Schedule 4.

(i)	Pricing to the Licensee will be at a price currently set at Baht 216,000 (two hundred and sixteen thousand baht) and any review shall be predicated by 60 days’ notice by the Company to the Licensee.
1.	Where price reductions can be made through efficient procurement, then such price reductions shall be passed onto the Licensee with immediate effect.
2.	All price changes will be notified to the Licensee in writing.

(ii)	The Company is responsible for all packing, international and domestic freight charges and insurance as applicable.
i.
Where the Company can provide components sourced in Thailand to a certified and approved regulatory standard (ISO 15500 or UNECE-R110), then it will include these and notify the Licensee of the appropriate certifications met and as approved by the appropriate regulatory body.

(iii)	The Company is responsible for all warranty administration and cost recovery on behalf of the Licensee

(iv)	Discounts will apply to individual orders of any mix of engines. The discount criteria are as follows
ii.	1-29 – units no discount
iii.	30-59 – units 10% discount
iv.	60-99 – units 15% discount
v.	100+ - units 25% discount

(vi)	The Licensee must advise at all times to the Company the retail price and all periodic changes to its clients. This report is required on a minimum monthly basis

(vii)
A bank guarantee to the value of the full amount of the purchase order shall be provided to the Company with the purchase order. The full amount of payment is due within 30 days of delivery. Delivery will be within 60 days of confirmed order.

7.           The Licensee warrants

7.1	(A)	The License Agreement shall be on an exclusive basis for both parties.

(B)
The Licensee warrants that it will guarantee to make best efforts to sell the minimum licence volumes detailed in Schedule 4. See clause for exceptional circumstances in handling variations to the scheduled volumes.

(C)	The Licensee will not offer any other alternative dual fuel technology to the bus industry in Thailand without the prior consent of the Company.

(D)
Where the Licensee can introduce components that it believes will meet all regulatory standards, and that will be suitable for functional purposes, then the following procedure must be adhered to without exception.

i           The component must be delivered to the Company with
a.         Drawings
b.         Relevant certifications
c.         Manufacturers’ references and source location
d.         Cost per piece in a range of volumes.
ii.	The Company will have the component independently tested for functionality at the product development centre (USEI/HFS), and if accepted, it will issue a letter to confirm acceptance.
iii.	Under no circumstances will the components be used for trials purposes without the written permission of the Company.
iv.	If and where testing conditions are permitted, then the Company will be the final arbiter in any decision to proceed with its use.
v.	The Licensee will be responsible for obtaining any certifications required by the authorities in the territory.

8.           Records

8.1           Maintenance of Records

The Licensee must keep records showing purchase of Products under its rights and the licence granted in this Agreement in sufficient detail to enable the Company to confirm and match all transactions for kits purchased and buses converted
9.0           Sub-Licence

9.1           Right to Sub-License

The Licensee may NOT grant licences and sub-licences of the licensed technology on any terms and conditions other than where an expressed and written approval by the Company is received prior to the award of such sub-licences.

9.2           Partial Assignment

The Licensee may assign is rights and obligations under this Agreement to an affiliate.  Such assignment will be effective with the consent of the Company, but must be in writing, must bind the assignee to perform the terms of the licence, and notice must be given to the Company.

10.           Licensed Know-How and other Matters

10.1
Promptly following the execution of this Agreement the Company will provide the Licensee with any and all background technology and licensed know-how not already within its knowledge, possession or control.

10.2
Promptly following the execution of this Agreement and then during the Term of this Agreement as required by the Licensee the Company will provide the Licensee with all such training of the Licensee’s personnel in relation to the Products and processes as is reasonably necessary in the circumstances on a reasonable cost basis to be agreed between the Company and the Licensee.

11.	[Reserved]

12.           Patent Maintenance

12.1           The Company’s Responsibility

The Company will be responsible for the ongoing maintenance and renewal of the licensed patents, and will pursue the grant and registration of all patent applications in respect of licensed patents with all due diligence.  In particular the Company must not allow any licensed patents to lapse or do or omit to do anything within its reasonable control, which causes the licensed patents to become unregistered without the prior written consent of the Licensee.

13.           Indemnity

The Licensee hereby releases and indemnifies the Company against any and all liability, costs, claims and expenses arising from or in respect of the Products or processes or the exploitation thereof.

14.           Term and Termination

14.1	Term

(a)
Subject to this Clause, this Agreement will remain in full force and effect for a period commencing on the date of this Agreement and continuing until the expiration of a period of 5 years from the date on which any Product is first registered and able to be supplied by way of sale in the Territory.

14.2           Termination

(a)
Where either the Company or the Licensee is declared under receivership or is placed into administration, then this licence will automatically be deemed cancelled. All monies due to the Company shall be regarded as a secured liability for purposes of the administration settlement. The Licensee shall have the right to purchase outstanding stock from the Company for orders not completed. Such stock shall be purchased at the contract price and not in any way discounted from the unit order value.

(b)	Termination of this Agreement with respect to the Territory will not affect any other rights or obligations of a Party that may have accrued prior to termination with respect to the Territory.

(c)
Following termination of this Agreement and save in respect of acts of default committed by either Party prior to termination, neither Party will in any way be prejudiced for having terminated this Agreement.

(d)	This Agreement may be terminated by the Company by 90 days’ notice in writing to the Licensee (the Agreement to expire on termination of the notice) if:

(ii)	In the case of royalties or other sums due to the Company, the Licensee has not paid the same within 30 days of a demand in writing therefore;

(iii)
In the case of a breach by the Licensee of any other obligation of the Licensee to the Company, the Licensee has failed to remedy the same or provide adequate pecuniary compensation to the Company within 30 days of a notice from the Company to the Licensee specifying the breach and requiring it to be remedied.

(e)
This Agreement may be terminated by the Licensee by 90 days’ notice in writing to the Company (the Agreement to expire on termination of the notice) if the Company has failed to remedy a breach by the Company of any obligation of the Company to the Licensee, or provide adequate pecuniary compensation to the Licensee in respect of such breach within 30 days of a notice from the Licensee to the Company specifying the breach and requiring it to be remedied.

(f)	Termination will not occur until the disputes procedure has been completed and the arbitration mechanism handles the closure if necessary.

(g)
Termination effected for non-compliance with the Agreement or breaking the terms of the licence will be handled as a dispute. The parties will endeavour to ensure that there are no insoluble matters. Talking and good communication shall be the mutually prudent approach at all times

15.           Supplementary Documents

The Parties will execute all licences for registration (containing terms not inconsistent with the provisions of this Agreement) as the Company may request be executed in respect of any other country from time to time.

16.           Warranties

16.1           Mutual Warranties

Each Party represents and warrants to the other Party that (except as expressly disclosed in this Agreement or consented to by the other Party) as follows:

(A)	It is a corporation duly incorporated and validly existing under the laws of the Thailand;

(B)
It has the power to enter into and perform its obligations under this Agreement, to carry out the transactions contemplated by this Agreement and to carry on its business as now conducted or contemplated;

(C)
It has taken all necessary corporate action to authorise the entry into and performance of this Agreement to which it is expressed to be a Party and to carry out the transactions contemplated by those documents;

(D)	This Agreement is its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration;

(E)	The execution and performance by it of this Agreement and each transaction contemplated under this Agreement does not and will not violate in any respect a provision of:

(i)	A law or treaty or a judgment, ruling, order or decree of a government or governmental agency binding on it;

(ii)	Its Memorandum or Articles of Association or other constituent documents; or

(iii)	Any other document or agreement which is binding on it or its assets;

(F)
All authorisations by a governmental agency that are required or will be required concerning this Agreement including its execution and delivery, performance of obligations and its validity or enforceability have been obtained and are or will be in full force and effect;

(G)
There is no litigation, arbitration or administrative proceedings taking place, pending or, to its knowledge, threatened against it as at the date of this Agreement which could have a material adverse effect on its ability to perform under this Agreement; and

(H)
It will as soon as practicable notify the other Party of the occurrence of, or pending or threatened occurrence of, any event that may cause or be a material breach of any acknowledgment, representation, warranty or covenant in this Agreement or of any event that could have a material adverse effect on its ability to perform before this Agreement.

17.           Indemnities

17.1	Indemnity by the Licensee

The Licensee must indemnify the Company and its representatives against all loss arising directly as a result of:

(A)           Any breach of this Agreement by the Licensee; and

(B)	Any unlawful, negligent or reckless act or omission of the Licensee or its representative relating to the performance of this Agreement.

17.2	Indemnity by the Company

The Company fully indemnifies the Licensee and its representative against all loss arising directly as a result of:

(A)           Any breach of this Agreement by the Company; and

(B)	Any unlawful, negligent or reckless act or omission of the Company or its representative in the performance of this Agreement.

17.3	General Provisions Applicable to Indemnities

Each indemnity in this Clause:

(A)	Operates whether or not the loss arises directly or indirectly as a result of negligence or deliberately wrongful act or omission, breach of duty, breach of statute or otherwise;

(B)	May be enforced by the Party entitled to the benefit of the indemnity before incurring any expense or making any payment to any person;

(C)	Does not negate the obligation of the Party having the benefit of the indemnity to mitigate its losses; and

(D)	Is a continuing obligation on each Party, separate and independent of any other obligation.

(E)	The Company will provide public insurance cover in the sum of US$ 10,000,000 (ten million dollars), and product liability insurance in the sum of US$ 20,000,000 (twenty million dollars).

18.           Notices

18.1	Form of Notice

A notice, approval, consent or other communication (“Notice”) from one Party to another Party (“Recipient”) must be in writing and must be signed by a person authorised by the Party giving the Notice.

18.2	Manner of Service

A Notice must be served by:

(A)	Leaving it at the Recipient's address where a receipt must be obtained from the receiving party

18.3	Address for Service

The following details are the Parties’ addresses and facsimile number for service until other details are specified by that Party:

The Company

Address: GreenGas NGV (Asia) Limited of 11fl, Kian Gwan Building ‘B’, 138-152 Wireless Road, Lumpinee, Patumwan, Bangkok, 10330, Thailand

Telephone; 02-651-4108

               Attention: Robin Hughes             Chief Executive Officer

The Licensee

Address:   PS Natural Gas Co Ltd of 199 Soi Lardprao, Jatujak Bangkok 10900

                Telephone:  02-513-7455

Attention:  Dr. Phongthara Vichitvejpaisal           Chairman

18.4           Time of Service

A letter is taken to be served:

(A)	For a delivered letter, on the day of delivery. If delivery is made on a day that is not a business day or after 4:30 P.M. on a business day, it must be served on the next business day.

19.           Confidentiality

19.1	Permitted Uses

Each Party may only use the confidential information of the other Party to the extent necessary to enable the Party to perform its obligations under this Agreement.

19.2	Excluded Information

In this Clause 19, confidential information does not include any information which the receiving Party can prove:

(A)           Was in the public domain when it was disclosed to the receiving Party;

(B)	Becomes part of the public domain after being disclosed to the receiving Party, except by being disclosed contrary to this Agreement;

(C)	Was already in the receiving Party's possession when it was disclosed to the receiving Party and was not otherwise acquired from the other Party directly or indirectly; or

(D)	Was lawfully disclosed to the receiving Party by a third party having the legal right to disclose that information without requiring confidentiality.

(E)
Before the receiving Party discloses information which it alleges is no longer or never was confidential information, the receiving Party must give the other Party 10 business days’ Notice of the proposed disclosure and the reasons for the same.

19.3	Compulsory Disclosures

The confidentiality obligations in this Clause 19 do not apply to a receiving Party if a court, tribunal, authority or regulatory body lawfully requires the receiving Party to disclose any confidential information of the other Party.  However, before a Party discloses that confidential information, it must give the other Party reasonable Notice to enable that other Party to seek a protective court order or other remedy in respect of the confidential information, and it must provide the other Party with all assistance and co-operation necessary to do this.

20.           Confidentiality of Agreement

The Parties must maintain absolute confidentiality concerning the existence and subject matter of this Agreement.  No public announcement or communication relating to the negotiations of the Parties or the existence, subject matter or provisions of this Agreement may be made or authorised by a Party without the prior written approval of the other Party.  However, a Party may make a disclosure in relation to this Agreement:

(A)	To its professional adviser, banker, financial adviser or financier after those persons promise to keep confidential any information so disclosed; or

(B)           To comply with an applicable law or requirement of a regulatory body.

20.1	Return of Confidential Information

Each Party agrees that it will deliver to the other Party any and all materials containing or embodying that other Party's confidential information and any copies at the earlier date of:

(A)           The other Party’s request; or

(B)           Termination or expiration of this Agreement.

21.	Force Majeure

21.1	Party Not Liable

Where a Party is required under this Agreement to perform an obligation or do any act or thing by a designated time or date (except an obligation to make a payment) (“Obligation”), The Party is not liable for any delay in performing or failing to perform an Obligation if the delay or failure arises from force majeure and that Party has complied with this Clause.

21.2	Notice of Force Majeure

A Party who claims force majeure must:

(A)	Give the other Party prompt Notice of the force majeure with reasonably full particulars and an estimate of the extent and duration of its delay or inability to perform; and

(B)           Use all possible diligence to remove the force majeure as quickly as possible.

21.3	Termination in Case of Force Majeure

If the delay continues beyond 10 business days after the Notice given under Clause 19.2, the Parties must meet to discuss in good faith a mutually satisfactory resolution of the problem.  If they are unable to achieve such a resolution within a further 10 business days, either Party may terminate this Agreement by giving 5 business days’ prior written Notice to the other.

22.	Disputes

22.1
In the event of any dispute, claim, question or controversy between the Parties the Parties will first promptly meet to discuss the dispute and to negotiate diligently and in good faith an equitable resolution.  If the Parties, despite good faith and diligent negotiations by Parties, are unable to agree upon a resolution, then the Parties will attempt to resolve the dispute through a mutually agreed upon dispute resolution mechanism.

22.2
Arbitration will in the first instance be conducted by two recognised mediation attorneys, one of each to be appointed by each Party, and whose decision will be submitted to both Parties but not binding.

22.3	Arbitration as a last resort will be conducted by the International Chamber of Commerce in Thailand, whose decision shall be binding on both Parties.

22.4	In all cases above where disputes involve third parties, the parties will bear their own costs irrespective of the outcome of any settlement awarded.

23.	Miscellaneous

23.1	Severance

If a provision of this Agreement or its application to any person or circumstance is or becomes invalid, illegal or unenforceable then the provision must, as far as possible, be interpreted as narrowly as possible to ensure that it is not illegal, invalid or unenforceable.  If any provision or part of it cannot be so interpreted, then the provision or its part is taken to be void and severable.  The remaining provisions of this Agreement are not affected or impaired in any way.

23.3	Relationship of Parties

This Agreement may not be construed so as to place any Party in the relationship of principal, employee, agent, partner, joint venturer or legal representative of any other Party.  The Parties expressly agree and acknowledge that each Party is an independent contracting Party and does not, unless expressly provided, have the authority or power for or on behalf of any other Party to enter into a contract, incur debts, accept money, assume any obligations or make any warranties or representations.

23.4	Proper Law

This Agreement is construed according to and is governed by the laws of the Kingdom of Thailand.

23.5	Variation

A modification, alteration, change or variation of a term or condition of this Agreement must be in writing and executed by all Parties.

23.6	Affiliates’ Actions

Each Party will ensure that none of its affiliates takes any action which is inconsistent with that Party’s obligations under this Agreement, or which if it was done or not done under this Agreement by that Party would amount to a breach of this Agreement by that Party.

23.7	Further Documents

Each Party agrees that, on the request of the other Party, it will immediately execute and deliver all instruments and agreements and take all other actions as the other Party may reasonably request from time to time to give effect to the provisions and purposes of this Agreement.

23.8	Costs and Tax

Each Party must pay its own costs and expenses in relation to the negotiation, preparation, execution, delivery, stamping and registration, completion, variation and discharge of this Agreement.

23.9	Counterparts

This Agreement may be executed in counterparts and by the Parties on separate or the same counterparts.  Each counterpart is taken to be an original, but all of them make up the same instrument.

23.10	Entire Agreement

This Agreement is the entire agreement between the Parties concerning the subject matter of this Agreement.  Any prior arrangement, agreement, representation or undertaking is superseded and, except as expressly provided, each Party acknowledges that it has not relied on any arrangement, agreement, representation or understanding not expressly set out in this Agreement.

23.11	This Agreement shall be provided to both Parties in both the Thai and English languages.

Executed as an Agreement.

The Common Seal ofGreenGas NGV (Asia) Limited Is affixed in accordance with its Articles of Association in the presence of:	) ) ) )
Chief Executive Officer	Robin Graham Hughes

Chief Operating Officer	Neil McCann

The Common Seal of PS NATURAL GAS CO LTD Is affixed in accordance with its Articles of Association in the presence of:	) ) ) )
Chairman	Dr. Phongthara Vichitvejpaisal

Director/Secretary	(Name Printed)

List of schedules

Schedule 1	Fee payments and other financial schedules, bank details for payments

Schedule 2	Licensed patents

Schedule 3	Marketing materials and other literature (CDROM) to be maintained and developed during the course of the licence

Schedule 4	Volumes and Pricing

Schedule 5	Warranty administration

Schedule 6	Products and Processes

Schedule 7	Memorandum and Articles of Association

Schedule 8	Call centre assistance